As filed with the Securities and Exchange Commission on August 17, 2000
                                            Registration No. 333-40262

                             UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                      Amendment No. 1 to Form S-3
                        REGISTRATION STATEMENT
                               Under the
                        Securities Act of 1933

                             EuroGas, Inc.
        (Exact name of registrant as specified in its charter)

              Utah                          87-0427676
(State or other jurisdiction of          (I.R.S. employer
 incorporation or organization)       identification number)


                                                Copies to:

      Bryan T. Allen, Esq.                   Brian G. Lloyd, Esq.
 PARR WADDOUPS BROWN GEE & LOVELESS    PARR WADDOUPS BROWN GEE & LOVELESS
 185 South State Street, Suite 1300    185 South State Street, Suite 1300
  Salt Lake City, Utah 84111                Salt Lake City, Utah 84111
         (801) 532-7840                         (801) 532-7840
  (Name, address, including zip
  code, and telephone number,
 including area code, of agent
          for service)

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration
Statement as determined by the Registrant.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


                 CALCULATION OF REGISTRATION FEE

                                            Proposed
                                            maximum       Proposed
Title of each class           Amount        offering      maximum           Amount of
of securities to               to be        price per     aggregate        registration
be registered                registered     Share(1)    offering price(1)     fee(1)
------------------------   --------------  -----------  -----------------  ------------
Common stock, par value    21,000,000 (2)   $0.66953       $14,601,300        $3,854*
 $.001 per share


*    Previously paid.

(1) Estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee, based upon the average of the high and low sales prices for the shares of common stock as reported on the Nasdaq OTC Bulletin Board on August 10, 2000.

(2)  Pursuant to Rule 416 of the Securities Act of 1933, this
Registration Statement covers a presently indeterminate number of shares of common stock issuable upon the occurrence of a stock split, stock dividend, or other similar transaction.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

                           Prospectus

                          EUROGAS, INC.

                21,000,000 Shares of Common Stock

                       __________________

     EuroGas, Inc. is in the business of acquiring rights to explore for and exploit natural gas, coal bed methane gas, crude oil and other fuels in various parts of the world. Our current projects include the following:

  .    an approximately 50% interest in Canadian full-service oil and gas producer;
  .    a minority interest in two planning-stage power plant
        projects in Poland;
  .    a minority interest in an planning-stage talc deposit in
        Slovakia; and
  .    a minority interest in an exploratory-stage natural gas
        project in the Sakha Republic.

As used in this prospectus, the terms "we," "EuroGas" and the "Company" refer to EuroGas, Inc. and its subsidiaries.

     We may use this prospectus from time to time to offer up to 12,000,000 shares of our common stock (the "EuroGas Shares"). In addition, the persons designated as selling shareholders in the section of this prospectus entitled "Selling Shareholders" may use this prospectus from time to time to offer up to 9,000,000 shares of our common stock (the "Selling Shareholder Shares"; collectively with the EuroGas Shares, the "Shares"). The Selling Sharholders Shares include issued and outstanding Shares and Shares that are issuable to the selling shareholders pursuant to existing contractual rights or upon the exercise of outstanding options or warrants to purchase our common stock. In addition, pursuant to Rule 416 of the Securities Act of 1933, as amended, this prospectus and the registration statement of which it is a part cover a presently indeterminate number of shares of our common stock issuable upon the occurrence of a stock split, stock dividend, or other similar transaction.

     EuroGas and the selling shareholders may sell the Shares through underwriters, agents, brokers, or dealers or directly to investors. The price at which the Shares are offered and sold may be a fixed price, the market price prevailing at the time of sale, a price based on the prevailing market price, a negotiated price or the cancellation of debt or settlement of claims against us. EuroGas or the selling shareholders may pay commissions to persons assisting them with the offer and sale of their Shares.

     Shares of our common stock are listed for trading on the NASDAQ OTC Bulletin Board under the symbol "EUGS" and on the
Frankfurt Exchange under the symbol "EUGS.F."    On August 11,
2000, the last reported sales price of shares of our common stock on the NASDAQ OTC Bulletin Board was $0.8281 per share.

   ---------------------------------------------------------------
   Consider carefully the Risk Factors beginning on page 9 of this prospectus before investing in the securities being sold with this prospectus.
   ----------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                        Dated August 14, 2000

                        TABLE OF CONTENTS


TABLE OF CONTENTS                                                          2
ABOUT THIS PROSPECTUS                                                      4
PROSPECTUS SUMMARY                                                         4
 EuroGas, Inc.                                                             4
 The Offering                                                              6
 Plan of Distribution                                                      6
 The Selling Shareholders                                                  7
 Subsequent Events                                                         7
FORWARD-LOOKING STATEMENTS                                                 9
RISK FACTORS                                                               9
 Risks Related To Proposed Teton Transactions                              9
   The Proposed Transactions With Teton Probably Will Not Be Consummated   9
   Issuance of Shares in the Merger Will Create Substantial Dilution       9
   Properties Obtained As a Result of the Merger May Prove to
     Have No Value                                                        10
 Risks Related To General Activities                                      10
   We Have A Working Capital Deficit And Will Continue To Need
     Significant Funds                                                    10
   We Are Dependent Upon Financing Activities to Fund Our Operations      10
   We Have Significant Future Obligations Under a Settlement Agreement    10
   Our Projects Are Highly Speculative And Generally Only At the
     Exploration Stage                                                    11
   Many of Our Projects Are In Locations Where The Infrastructure
     is Inadequate to Support Our Needs                                   11
   Many Of Our Projects Are In Countries That Have Fragile and
     Unpredictable Political and Socio-Economic Systems                   11
   The Continuance, Completion Or Renewal of Many of Our Licenses
     Are Subject to Our Ability to Obtain Additional Permits
     From Government Authorities                                          12
   We Are The Subject Of An Inactive SEC Investigation and A
     Defendant In Various Other Lawsuits                                  12
   Our Projects May Never Begin Producing Valuable Hydrocarbons           12
   We are Dependent Upon Certain Officers, Key Employees, and
     Consultants                                                          13
   We Are Thinly Staffed                                                  13
   Subsequent  Evaluation May Reveal That Our Unproved Properties
     Are Not Valuable, and We May Need to Record an Impairment of
     the Value of Such Properties                                         13
   Severe Weather Will Interrupt, and May Adversely Affect, Our
     Activities In Various Parts of the World                             13
 Risk Factors Related To The Oil And Gas Industry                         14
   The Price Of The Various Hydrocarbons We Produce or May
     Produce Are Volatile and Unstable                                    14
   Our Operations Involve Numerous Hazards, and We Maintain No
     Insurance Against Such Risks                                         14
   The Oil and Gas Industry Is Highly Competitive, and We Are At
     a Competitive Disadvantage                                           15
   Our Operations Are Subject to Numerous Environmental Laws,
     Compliance With Which May be Extremely Costly                        15
 Other Risks Relating To The Common Stock                                 15
   Most of Our Outstanding Shares Are Free Trading And, If Sold
     In Large Quantities, May Adversely Affect the Market Price
     For Our Common Stock                                                 15
   We Have A Substantial Number of Warrants, Options and
     Debentures Outstanding                                               16
   We Have The Right To, and Expect to, Issue Additional  Shares
     of Common Stock Without Shareholder Approval                         16
   We Have Not Paid Any Dividends and Do Not Expect To Pay
     Dividends In the Near Future                                         16
THE COMMON STOCK AND SHAREHOLDERS                                         16
 Price Range Of Shares Of common stock                                    16
 Dividends                                                                17
 Outstanding Shares and Number of Shareholders                            17
USE OF PROCEEDS                                                           18
   The Selling Shareholder Shares                                         18

DILUTION                                                                  18
SELLING SHAREHOLDERS                                                      19
 Beneficial Ownership of Selling Shareholders                             19
 Mr. Jeu and Ms. Calvo                                                    21
 KUKUI, Inc.                                                              22
 Finance & Credit Development Corporation, Ltd.                           22
PLAN OF DISTRIBUTION                                                      24
 The EuroGas Shares                                                       24
 The Selling Shareholder Shares                                           25
DESCRIPTION OF SHARES                                                     27
LEGAL MATTERS                                                             27
EXPERTS                                                                   27
SUBSEQUENT EVENTS                                                         28
 Proposed Beaver River Sale                                               28
 Memorandum of Understanding Settling FCDC Judgment                       28
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                           29
WHERE YOU CAN FIND MORE INFORMATION                                       29

                      ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we and the selling shareholders may, over the next two years, sell any or all of the Shares in one or more offerings. This prospectus provides you with a general description of EuroGas, certain risk factors associated with investment in the Shares, and a limited description of the
contemplated offering(s).   If required by the rules promulgated
under the Securities Act in connection with any specific offering of Shares, we or the selling shareholders will provide a prospectus supplement that containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading "Incorporation of Certain Documents by Reference" on page 29 of this prospectus.

                       PROSPECTUS SUMMARY

     This summary highlights some information from this prospectus. Because it is a summary, it necessarily does not contain all of the information necessary to your investment decision. To understand this offering fully, you should read carefully the entire prospectus and any prospectus supplement provided by us.

                          EuroGas, Inc.

     We are primarily engaged in the acquisition of rights to explore for and exploit natural gas, coal bed methane gas, crude oil and other hydrocarbons. We have acquired interests in several large exploration concessions and are in various stages of identifying industry partners, farming out exploration rights, undertaking exploration drilling, and seeking to develop
production.   We are also involved in co-generation and mineral
reclamation projects. Unless otherwise indicated, all dollar amounts in this prospectus are reflected in United States dollars.

     Activities in Canada. We hold an equity interest of slightly more than 50% of the capital stock of Big Horn Resources Ltd., a Canadian full-service oil and gas producer. Big Horn's business is conducted primarily in western Canada, particularly in the provinces of Alberta and Saskatchewan, and its stock is currently traded on the Toronto Stock Exchange. Although we currently hold one seat on Big Horn's board of directors, we are not involved in the day-to-day management or operations of Big Horn.

     Activities in Poland. EuroGas Polska, our wholly-owned subsidiary, has created a consortium with two European utility companies to develop a power project in Zielona Gora (Western Poland). As an initial step, we created and registered
"Energetyka Lubuska."   Energetyka Lubuska intends to submit a
proposal to the Ministry of Treasury of Poland to acquire the existing EC Zielona Gora power plant through privatization. We expect the Ministry of Treasury to make a final decision on this matter sometime during 2000. If privatization is approved, the multi-year process of obtaining financing for and updating the proposed power plant can commence. If acquired, the power plant is expected to deliver 180 Mega Watts of electricity and 180 Mega Watt Thermal (generated heat to be used for district heating system).

     Separately, Energetyka Lubuska executed a letter of intent with the Polish Oil and Gas Company to develop a new power plant near Gorzow in north-western Poland. The proposed project involves the construction of a 5 Megawatt power plant that uses gas produced by a nearby oilfield to produce electricity that will be marketed to a nearby de-sulfurisation plant owned by Polish Oil and Gas Company. The project is at a conceptual stage, and we must enter into a final agreement with the Polish Oil and Gas Company, complete design of the plant and obtain financing before the 12-24 month construction process can
commence.   We expect to enter into a final agreement by the end
of 2000.

     Activities in Slovakia. We are pursuing four projects in Slovakia, including the development of the Gemerska-Poloma talc deposit located near Roznava. We own a 24.5% indirect interest in this talc deposit, operated by Rozmin s.r.o., with the remaining interest being held by Belmont Resources, Ltd, a Vancouver British Columbia entity and an affiliate of a significant shareholder of EuroGas. Our work schedule for the talc mine calls for an accelerated drive to commercial production in 2001, subject to our being able to obtain financing for the development of the deposit.

     Our remaining three Slovakian projects involve the exploration for oil or natural gas in the Trebisov gas field in eastern Slovakia, the Maseva (Kralovsky-Chlmec) concession in eastern Slovakia and the Evigeo (Medzilaborce) in the northeastern corner of Slovakia. We have six shut-in wells and had proved reserves on the Trebisav gas field. The other two projects are at an early exploratory or appraisal stage.

     Activities in Sakha Republic. In 1997, we acquired OMV (Jakutien) GmbH, which holds a 50% interest in the TAKT Joint Venture, an entity based in Yakutsk, Sakha Republic, Russia.
The TAKT Joint Venture held two oil and gas exploration licenses. We participated in a work program of seismic reprocessing of over 1,700km of data and its interpretation prior to the expiry of the licenses in October 1998. Recently, we have been negotiating to have the licenses renewed to allow us to move forward towards choosing a drilling location for a future well.

     Activities in the United Kingdom. UK Gas Limited, a United Kingdom company, and Slovgold GesmbH, an Austrian company, are negotiating a 50/50 joint venture to engage in coalbed methane gas exploration activities in South Wales. On January 20, 2000, we entered into an agreement with Slovgold pursuant to which we purchased 50% of Slovgold's 50% interest in this joint venture if and when Slovgold finalizes its agreement with UK Gas. If the joint venture agreement between UK Gas and Slovgold is finalized, we anticipate conducting a six-well pilot program on a 500 sq. kilometer (125,000 sq. acre) concession in South Wales held by UK Gas to test for coalbed methane gas. Our agreement with Slovgold calls for us to cover the costs for the six-well pilot program (estimated at $700,000) and the first stage of any subsequent development program in exchange for 40% of the cash flow until payout, after which our contribution obligation and cash flow interest will be reduced to 25%. In order to minimize the amount of capital we need to contribute to conduct the pilot program, we have entered into discussions with UK Gas in order to permit us to participate in the pilot program by utilizing drilling equipment owned by our Polish subsidiary. In light of the absence of a binding agreement between Slovgold and UK Gas (or any approval by UK Gas of our participation), we remain uncertain about the prospects of pursuing the pilot program in any form.


Our principal executive offices are located at 942 East 7145
South, #101A, Midvale, Utah 84047. Our telephone number at that location is (801) 255-0862.

                          The Offering
-----------------------------------------------------------------------------
Shares offered by EuroGas                                  12,000,000
-----------------------------------------------------------------------------
Shares offered by the selling shareholders                  9,000,000
-----------------------------------------------------------------------------
Shares of common stock outstanding prior
to this offering                                          104,786,979(1)
-----------------------------------------------------------------------------
Shares of common stock outstanding
following this offering, if all Shares are
sold                                                      121, 986,979(1)
-----------------------------------------------------------------------------
Use of Proceeds                               Working capital, capital
                                              expenditures, and other general
                                              corporate purposes.
-----------------------------------------------------------------------------
Risk Factors                                  You should read the "Risk
                                              Factors," beginning on page 7,
                                              as well as other cautionary
                                              statements throughout this
                                              prospectus, before investing in
                                              the Shares.
-----------------------------------------------------------------------------
____________________
(1) Excludes 31,892,858 shares of common stock subject to outstanding warrants, debentures and similar rights, shares of common stock issuable to Stephen Jeu and Susanna Calvo pursuant to governing settlement documents and shares common stock, if any, issuable pursuant to our option value guarantee arrangement with Finance & Credit Development
    Corporation.

    Pursuant to Rule 416 of the Securities Act, this prospectus and the registration statement of which it is a part cover a presently indeterminate number of shares of our common stock issuable upon the occurrence of a stock split, stock dividend, or other similar transaction.

                      Plan of Distribution

     The 21,000,000 Shares will be offered and sold by EuroGas and the selling shareholders. Each of EuroGas and the selling shareholders may sell the Shares through one of various methods, which may involve the engagement or underwriters, agents, brokers, or dealers or may be directly to purchasers. The price at which the Shares are offered and sold may be a fixed price, the market price prevailing at the time of sale, a price based on the prevailing market price, a negotiated price or other consideration. EuroGas and the selling shareholders may pay commissions to persons assisting them with the offer and sale of the Shares.

                    The Selling Shareholders

     Of the Shares, the 12,000,000 EuroGas Shares will be offered and sold by EuroGas.

     The remaining 9,000,000 Selling Shareholder Shares are to be sold by persons who have been issued or may be issued share of our common stock pursuant to the terms of options, warrants and existing litigation settlement agreements.

                        Subsequent Events

     Re-Negotiation and Possible Termination of Our Agreements with Teton Petroleum Company. On April 5, 2000, we entered into a Master Transaction Agreement (and related merger agreement) with Teton Petroleum Company, a Delaware corporation, and Goltech Petroleum, LLC, a Texas limited liability company and wholly-owned subsidiary of Teton. Due to the delay of both Teton and EuroGas in completing related due diligence, and to liabilities associated with a default judgment entered against us, such Master Transaction Agreement has been amended pursuant to various side letters, is presently being renegotiated and, if not successfully renegotiated, will likely be terminated in the near future. Until the end of an indefinite due diligence period, the Master Transaction Agreement (and related merger agreement) are terminable at will and without penalty by either party.

     As of the date of this prospectus, the Master Transaction
Agreement and accompanying agreements describe and contemplate the following three interrelated transactions:

   . Teton has agreed to merge with and into a wholly-owned subsidiary of EuroGas in exchange for shares of our common stock. The initial merger agreement provided that Teton would receive approximately 14,981,744 shares of common stock and warrants to purchase an additional 2,599,249 shares of common stock in the merger; if the parties are able to reach agreement on revised terms for the proposed merger, we expect that the number of shares issuable to Teton will increase substantially.

   . EuroGas has agreed to purchase, and Goltech has agreed to sell, a 35% membership interest in Goltech for $2,300,000. To date, EuroGas, has paid a deposit of $300,000 toward its purchase of an interest in Goltech, which deposit will be forfeited if the Master Transaction Agreement is terminated prior to completion of due diligence.

   . EuroGas has agreed to provide an up to $4,000,000 credit facility for Teton. To date, we have loaned Teton $500,000 under the credit facility. In anticipation of a possible termination of the Master Transaction Agreement, we have agreed that, if the Master Transaction Agreement is terminated, we will cancel such $500,000 in indebtedness in exchange for 1,000,000 shares of Teton common stock.

     Teton's primary asset is its 100% ownership interest in Goltech, and Goltech's primary asset is its ownership of 70.59%
of a Russian closed joint stock company known as Goloil.   Teton
has represented to EuroGas that Goloil is the operator of the Eguryakhskiy License Territory, also referred to as the Goloil Project, a 187 sq. kilometer (46,200 acre) oil field centrally located in the southern half of the West Siberian basin in

Russia. Goltech is in the early stages of constructing an approximately 20 mile-long pipeline from the Eguryakhskiy license area to an existing pipeline in order to increase the volume of oil extracted from the Eguryakhskiy license area.

     Proposed Beaver River Sale. We hold a 15% interest in the "Beaver River" natural gas project, which is an attempt to reestablish commercial production in an old Amoco field; however, we are presently negotiating an agreement pursuant to which we expect to return such 15% interest to the former owners in exchange for the return of the shares of our common stock issued to purchase such interest.

     Memorandum of Understanding Settling FCDC Judgment. On March 16, 2000, the United States District Court, District of Utah, Central Division entered a default judgment against EuroGas, and in favor of Finance & Credit Development Corporation, Ltd., in the amount of $19,773,113, in a case styled Finance & Credit Development Corporation Ltd., an Ireland Corporation vs. EuroGas, Inc., a Utah corporation, Case No. 2:00VC-1024K. On or about June 16, 2000, we entered into a memorandum of understanding with FCDC in satisfaction of default judgment. In consideration for FCDC's stipulation to vacate the default judgment, we agreed, among other things, to issue to FCDC 3,700,000 shares of common stock, to grant FCDC an option exercisable for the 30-day period following June 30, 2001 to purchase an additional 3,000,000 shares of common stock at an exercise price of $0.65, and to pay to FCDC in cash or shares of common stock the difference between $3.00 per share and the market value of the shares of common stock received upon exercise of the option.

                   FORWARD-LOOKING STATEMENTS

     This prospectus contains various forward-looking statements. Such statements can be identified by the use of the forward-looking words "anticipate," "estimate," "project," "likely,"
"believe," "intend," "expect," or similar words.   These
statements discuss future expectations, contain projections regarding future developments, operations, or financial conditions, or state other forward-looking information. When considering such forward-looking statements, you should keep in mind the risks noted in "Risk Factors" below and other cautionary statements throughout this prospectus, any prospectus supplement, and our periodic filings with the SEC that are incorporated herein by reference. You should also keep in mind that all forward-looking statements are based on management's existing beliefs about present and future events outside of management's control and on assumptions that may prove to be incorrect. If one or more risks identified in this prospectus, a prospectus supplement, or any applicable filings materializes, or any other underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected, or intended.


                          RISK FACTORS

          Risks Related To Proposed Teton Transactions

The Proposed Transactions With Teton Likely Will Not Be Consummated

  We have entered into a Master Transaction Agreement (and related merger agreement) with Teton Petroleum Company, a Delaware corporation, and Goltech Petroleum, LLC, a Texas limited liability company and wholly-owned subsidiary of Teton. Such agreements provide, however, until the end of indefinite due diligence period, the Master Transaction Agreement (and related merger agreement) are terminable at will by either party.

  Due to the delay of both Teton and EuroGas in completing due diligence, and to liabilities associated with a default judgment entered against us, the Master Transaction Agreement has been amended pursuant to various side letters and is presently being renegotiated. We can provide no assurance that such renegotiations will be successful. If we are unable to renegotiate our proposed transaction with Teton and Goltech during the next month, we expect Teton to terminate the Master Transaction Agreements, merger agreement and all related agreements.

Issuance of Shares in the Merger Will Create Substantial Dilution

     If the proposed merger is consummated, of which there can be no assurance, each of the outstanding shares of Teton common stock will be converted into the right to receive a number of shares of EuroGas common stock that is subject to ongoing negotiations. The issuance of shares of our common stock in connection with the proposed merger with Teton, if such transaction is consummated, may substantially dilute the interest of our shareholders.

Properties Obtained As a Result of the Merger May Prove  to  Have
No Value

   Our primary motivation in entering into the Teton Master Agreement (and related merger agreement) was to obtain all or part of the rights presently held by Goltech in the Eguryakhskiy license area. Even if the proposed Teton merger and transactions contemplated by the Teton Master Agreement are consummated, the amount of extractable oil in the Eguryakhskiy license area may be less than reserve estimates, and/or extracting or transporting such oil may be economically or logistically impracticable. Even if the Teton merger and Goltech purchase transaction are consummated, we can provide no assurance that our interest in the Eguryakhskiy license area will generate revenues in excess of costs, or otherwise prove valuable to us.

               Risks Related To General Activities

We  Have  A  Working Capital Deficit And Will  Continue  To  Need
Significant Funds

     EuroGas has historically been undercapitalized. We had a working capital deficit of approximately $15.6 million on June 30, 2000, and most of our partially- or wholly-owned projects require significantly more capital than is currently available to
us.   Although we are unable to determine at this time the
additional amount of outside capital we will need or be able to raise in the future, the interest of our shareholders will continue to be diluted as we seek funding through the sale of additional securities or through joint venture or industry partnering arrangements.

We Are Dependent Upon Financing Activities to Fund Our Operations

     Prior to our acquisition of an approximately 50% interest in a Canadian gas production entity (Big Horn) in 1998, we had not earned any cash revenues since our incorporation other than a one-time $500,000 payment received in 1997 in connection with transferring certain interests to Texaco. Because revenues earned by Big Horn will probably not be distributed to EuroGas in the immediate future, we do not currently have a source of revenues and expect to continue to incur operating losses in the foreseeable future. As a result, we are entirely dependent on our existing working capital, financing from the sale of securities or loans in the future, and/or amounts made available
by industry partners in the future.   We expect to continue to
incur significant costs as part of our ongoing and planned projects and do not anticipate that these costs will be offset fully, if at all, by revenues for the foreseeable future. If we are unable to raise capital from the sale of securities, loans, or industry partnerships in the future, we will have to scale back our operations and may, at some point, become insolvent.

We Have Significant Future Obligations Under a Settlement Agreement

     On March 16, 2000, the United States District Court, District of Utah, Central Division entered a default judgment against EuroGas in the amount of $19,773,113 in a case styled Finance & Credit Development Corporation, Ltd., an Ireland Corporation vs. EuroGas, Inc., a Utah corporation, Case No. 2:00VC-1024K. We entered into a memorandum of understanding with Finance & Credit Development Corporation, Ltd. on June 16, 2000. We agreed, among other things, to issue to FCDC 3,700,000 shares of common stock, to grant FCDC an option exercisable for the 30-day period following June 30, 2001 to purchase an additional 3,000,000 shares of common stock at an exercise price of $.65, and to pay to FCDC in cash or shares of common stock the difference between $3.00 per share and the market value of the
shares of common stock received upon exercise of the option.   If
the option were to have been exercised on July 31, 2000, we would have been obligated to issue 3,000,000 shares of common stock and pay FCDC an aggregate of $6,930,000 in cash or additional shares of common stock upon exercise of an option.

Our Projects Are Highly Speculative And Generally  Only  At  the
Exploration Stage

     Our assets and interests are primarily in methane gas, natural gas, and crude oil exploration and development projects. All such projects are highly speculative, whether we are still at
the exploratory stage or have commenced development.   We can
provide no assurance that any drilling, testing, or other exploration project will locate recoverable gases or other fuels in sufficient quantities to be economically extracted. Several test wells are typically required to explore each concession or field. We may continue to incur significant exploration costs in specific fields, even if initial test wells are plugged and abandoned or, if completed for production, do not result in production of commercial quantities of natural gas or other fuel.

Many of Our Projects Are In Locations Where The Infrastructure is
Inadequate to Support Our Needs

     Many of the projects in which we have invested are located in areas of the world, primarily eastern Europe and the former Soviet Union, in which the necessary infrastructure for transporting, delivering, and marketing any natural gas, methane gas or other fuels that may be recovered is significantly underdeveloped or, in some cases, nonexistent. Even if we are able to locate natural gas, methane gas, or other valuable fuels in commercial quantities, we may be required to invest significant amounts in developing the infrastructure necessary to support the transportation and delivery of such fuels. We do not currently have a source of funding available to meet these costs.

Many  Of  Our  Projects Are In Countries That  Have  Fragile  and
Unpredictable Political and Socio-Economic Systems

     Our operations in Poland, Slovakia, Ukraine, and the Sakha Republic carry with them certain risks in addition to the risks normally associated with the exploration for, and development of, natural gas and other fuels. Although recent political and socio-economic trends in these countries have been toward the development of market economies that encourage foreign investment, the risks of political instability, a change of government, unilateral renegotiation of concessions or contracts, nationalization, foreign exchange restrictions, and other uncertainties must be taken into account when operating in these areas of the world. The terms of the agreements governing our projects are subject to administration by the various governments and are, therefore, subject to changes in the government itself, changes in government personnel, the development of new administrative policies or practices, the adoption of new laws, and many other factors.

     Moreover, we may be required to obtain and renew licenses and permits on an ongoing basis in connection with further exploration, the drilling of wells, the construction of transportation facilities and pipelines, the marketing of any fuel that may be produced, and financial transactions necessary for all of the foregoing. The rules, regulations, and laws governing all such matters are subject to change by the various governmental agencies involved. We can provide no assurance that the laws, regulations, and policies applicable to our interests in various countries in which our projects are located will not be radically and adversely altered at some future date.

The  Continuance, Completion Or Renewal of Many of  Our  Licenses
Are  Subject  to  Our Ability to Obtain Additional  Permits  From
Government Authorities

     In general, we have the right to conduct basic exploration on all concessions or fields in which we have an interest. However, in order to drill for, recover, transport or sell any gas or other hydrocarbons, we will generally be required to obtain additional licenses and permits and enter into agreements with various landowners and/or government authorities. The issuance of most such permits and licenses will be contingent upon the consent of national and local governments having jurisdiction over the production area, which entities have broad discretion in determining whether or not to grant permits and licenses. Moreover, even if obtained, such licenses, permits, and agreements will generally contain numerous restrictions and require payment by us of a development/exploration fee, typically based on the market value of the economically recoverable reserves. The amount of any such fee and other terms of any such license, permit, or agreement will affect the commercial viability of any extraction project. We can provide no assurance that we will be able to obtain the necessary licenses, permits, and agreements. Even if we do obtain such items, the associated costs, delays and restrictions may significantly affect our ability to develop the affected project.

We  Are  The  Subject  Of  An Inactive SEC  Investigation  and  A
Defendant In Various Other Lawsuits

     We are presently subject to a formal order of investigation issued by the SEC on August 1, 1995 to investigate whether violations of applicable law may have occurred. In connection with such investigation, we have produced numerous documents for the SEC, and the SEC has questioned our current and past
officers, directors, former accountants, and other agents.   We
have not been contacted by the SEC with respect to this matter for several years; however, we cannot currently predict the duration or outcome of this investigation.

     If the SEC concludes that we or our representatives have violated the securities laws, it has available a large range of civil and criminal remedies. Such remedies include the suspension of trading in the common stock, the levying of substantial fines, and the exclusion of our current officers and directors from participating in a public company. In addition, we are subject to certain other pending or threatened legal claims. The adverse resolution of the SEC investigation or any pending litigation affecting us would have a material adverse effect on our operations and proposed business.

Our Projects May Never Begin Producing Valuable Hydrocarbons

     Other than the production of an average of approximately 1,000 barrels of oil equivalent per day by Big Horn Resources Ltd., a Canadian company in which we have an approximate 50% ownership interest, none of the projects in which we own an interest is presently producing gas or other hydrocarbons. Texaco drilled and abandoned test wells on the concession in Poland in which we own an interest, and we have drilled test wells on our Slovakia concessions. None of these wells has been developed or commenced production, and we can provide no assurance that any of our projects will at any time commence production of any valuable resource.

We  are  Dependent  Upon  Certain Officers,  Key  Employees,  and
Consultants

     We are dependent on the services of Mr. Karl Arleth, the President of EuroGas, Inc. We are also dependent on certain key employees, including Andrew J. Andraczke in connection with our business activities. Mr. Andraczke has been instrumental in
establishing our operations in Poland.   The loss of one or more
of these individuals could materially and adversely impact our operations. We have not entered into employment agreements with any of these individuals other than Mr. Arleth and do not maintain key-man life insurance on any EuroGas officers or employees.

We Are Thinly Staffed

     We have numerous projects throughout the world, which we attempt to direct and manage with only a few employees. In addition to our president and chief financial officer (expected to commence employment on September 1, 2000), we have 9 full-time equivalent employees, 3 significant consultants and a contract
with a geo-engineering firm.   Unless and until additional
employees are hired, our attempt to manage our numerous projects and obligations with such a limited staff could have serious adverse consequences, including without limitation, a possible failure to meet a material contractual, court or SEC deadline or a possible failure to consummate investment or acquisition opportunities.

Subsequent Evaluation May Reveal That Our Unproved Properties Are
Not  Valuable,  and  We May Need to Record an Impairment  of  the
Value of Such Properties

     We capitalize costs related to unproved gas properties and recognize the expenses for drilling and other exploration costs that do not result in proved reserves at the time the well is plugged and abandoned. We review our unproved properties periodically to assess whether an impairment allowance should be recorded. On June 30, 2000, we had capitalized costs related to the acquisition of oil and gas properties not subject to amortization in the amount of approximately $26,844,845. Should future events, such as the drilling of dry holes, evidence that an impairment of an unproved oil or gas property has taken place, we will be obligated to proportionately reduce the recorded value of such respect asset on our balance sheet.

Severe  Weather  Will  Interrupt, and May Adversely  Affect,  Our
Activities In Various Parts of the World

     Severe weather conditions frequently interrupt much of our exploratory and testing work. Heavy precipitation sometimes makes travel to exploration sites or drilling locations difficult or impossible. Extremely cold temperatures may delay or interrupt drilling, well servicing, and production (if commenced, of which we can give no assurance). The temperatures in all of the regions in which we have exploratory or other operations are extremely cold, and the temperatures in the Sakha Republic are especially extreme and include some of the coldest areas of the northern hemisphere. The average temperature of the entire region from October to April is below freezing with winter temperatures dipping to minus 70 to 80 degrees Fahrenheit. Even if recoverable reserves are discovered in the Sakha Republic or other regions prone to severe weather, the above-described adverse weather conditions may limit production volumes, increase production costs, or otherwise prohibit production during extended portions of the year.

        Risk Factors Related To The Oil And Gas Industry

The  Price Of The Various Hydrocarbons We Produce or May  Produce
Are Volatile and Unstable

     The prices of oil, natural gas, methane gas and other fuels have been, and are likely to continue to be, volatile and subject to wide fluctuations in response to numerous factors, including the following:

  .    changes in the supply and demand for such fuels;
  .    political conditions in oil, natural gas, and other fuel-
        producing and fuel-consuming areas;
  .    the extent of domestic production and importation of such
        fuels and substitute fuels in relevant markets;
  .    weather conditions;
  .    the competitive position of each such fuel as a source of
        energy as compared to other energy sources;
  .    the refining capacity of crude purchasers;
  .    the effect of governmental regulation on the production,
        transportation, and sale of oil, natural gas, and other fuels.

Low prices, and/or highly volatile prices, for any fuel being explored or produced at one of our projects will adversely affect our ability to secure financing or enter into suitable joint ventures or other arrangements with industry participants. In addition, in the event we commence recovery of fuel at any of our projects, a low or volatile price for the fuel being recovered will adversely affect revenue and other operations.

Our  Operations  Involve Numerous Hazards,  and  We  Maintain  No
Insurance Against Such Risks

     Exploring for fuel, drilling wells, and producing fuel involves numerous hazards, including the following:

  .    fire,
  .    explosions,
  .    blowouts,
  .    pipe failures,
  .    casing collapses,
  .    unusual or unexpected formations and pressures, and
  .    environmental hazards such as spills, leaks, ruptures, and discharges of toxic substances.

If any such event occurs, we may be forced to cease any or all of our exploration, drilling, or production activities on a temporary or permanent basis. In addition, such events may lead to environmental damage, personal injury, and other harm resulting in substantial liabilities to third-parties. We do not maintain insurance against these risks. Even if we obtain insurance, we may not be insured against all losses or liabilities which may arise from such hazards because such insurance may be unavailable at economic rates, due to limitations in the insurance policies, or other factors. Any uninsured loss may have a material adverse impact on our business and operations.

The  Oil and Gas Industry Is Highly Competitive, and We Are At  a
Competitive Disadvantage

     The oil and gas industry is highly competitive. Most of our current and potential competitors have far greater financial resources and a greater number of experienced and trained managerial and technical personnel than we do. We can provide no assurance that we will be able to compete with, or enter into cooperative relationships with, any such firms.

Our  Operations  Are  Subject  to  Numerous  Environmental  Laws,
Compliance With Which May be Extremely Costly

     Our operations are subject to environmental laws and regulations in the various countries in which they are conducted. Such laws and regulations frequently require completion of a costly environmental impact assessment and government review process prior to commencing exploratory and/or development activities. In addition, such environmental laws and regulations may restrict, prohibit, or impose significant liability in connection with spills, releases, or emissions of various substances produced in association with fuel exploration and development.

     We can provide no assurance that we will be able to comply with applicable environmental laws and regulations or that those laws, regulations or administrative policies or practices will not be changed by the various governmental entities. The cost of compliance with current laws and regulations or changes in environmental laws and regulations could require significant expenditures. Moreover, if we breach any governing laws or regulations, we may be compelled to pay significant fines, penalties, or other payments. Costs associated with environmental compliance or noncompliance may have a material adverse impact on our financial condition or results of operations in the future.

            Other Risks Relating To The Common Stock

Most  of Our Outstanding Shares Are Free Trading And, If Sold  In
Large  Quantities, May Adversely Affect the Market Price For  Our
Common Stock

     Most of the approximately 104,786,979 shares of the common stock issued and outstanding as of July 31, 2000; (i) are free-trading; (ii) have been held for in excess of one year and are eligible for resale under Rule 144 promulgated under the Securities Act; or (iii) will be registered for resale in a registration statement that we are contractually obligated to file. Although the resale of certain of these shares may be subject to the volume limitations and other restrictions under Rule 144, the possible resale of the remaining shares may have an adverse effect on the market price for the common stock.

We  Have A Substantial Number of Warrants, Options and Debentures
Outstanding

     As of the date of this prospectus, there are outstanding warrants and options to purchase up to 31,892,858 shares of common stock at exercise prices ranging from $0.35 to $11.79. This is in addition to the shares of our common stock we are obligted to issue to Stephen Jeu and Susanna Calvo pursuant to governing settlement documents and any additional shares we may be required to issue to FCDC pursuant to our option value guaranty. The existence of such warrants, options and other rights may hinder our future equity offerings, and the exercise of such warrants and options may futher dilute the interests of all of our shareholders. Future resale of the shares of common stock issuable on the exercise of such warrants and options may have an adverse effect on the prevailing market price of our common stock. Furthermore, the holders of warrants and options may exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us.

We  Have The Right To, and Expect to, Issue Additional Shares  of
Common Stock Without Shareholder Approval

     EuroGas, Inc. has authorized capital of 325,000,000 shares of common stock, par value $0.001 per share, and 3,661,968 shares of preferred stock, par value $0.001 per share. As of the date of this prospectus, 104,786,979 shares of common stock and 2,392,228 shares of preferred stock were issued and outstanding.
In addition, there are 31,892,858 shares of common stock reserved for issuance on the exercise or conversion of outstanding warrants, options, and similar rights to acquire common stock we are obligated to issue to Stephen Jeu and Susan Calvo common shares pursuant to governing settlement documents. We may also issue additional shares of common stock pursuant to our option value guarantee arrangement with FCDC. We have no means to control the timing of the conversion of convertible securities. Our board of directors has authority, without action or vote of our shareholders, to issue all or part of the authorized but unissued shares.
Any such issuance will dilute the percentage ownership of our shareholders and may dilute the book value of the common stock.

We Have Not Paid Any Dividends and Do Not Expect To Pay Dividends
In the Near Future

     We have not paid, and do not plan to pay, dividends on our common stock in the foreseeable future, even if we become profitable. Earnings, if any, are expected to be used to advance our activities and for general corporate purposes, rather than to make distributions to shareholders.

                THE COMMON STOCK AND SHAREHOLDERS

              Price Range Of Shares Of common stock

     Our common stock is quoted on the NASDAQ OTC Bulletin Board under the symbol "EUGS" and is traded under the symbol "EUGS.F" on the Frankfurt Stock Exchange. The following table sets forth the approximate range of high and low bids for common stock during the periods indicated, as quoted by the NASDAQ OTC Bulletin Board. Such quotations reflect interdealer prices, without retail markup, markdown, commissions, or other adjustments and may not necessarily represent actual transactions in our common stock.

     Quarter Ended                            High Bid        Low Bid
     -------------                            --------        -------
     Year Ended December 31, 1998
     ---------------------------------
     Quarter Ended March 31, 1998                6.8125        3.9375
     Quarter Ended June 30, 1998                   5.75         3.625
     Quarter Ended September 30, 1998              4.97        2.0625
     Quarter Ended December 31, 1998               2.25        1.1875

     Year Ended December 31, 1999
     ---------------------------------
     Quarter Ended March 31, 1999                  2.50        1.0312
     Quarter Ended June 30, 1999                 1.0938        0.5469
     Quarter Ended September 30, 1999            0.9375        0.5469
     Quarter Ended December 31, 1999             0.7969        0.4531

     Year Ended December 31, 2000
     ---------------------------------
     Quarter Ended March 31, 2000                 1.875        0.4219
     Quarter Ended June 30, 2000                   1.09         0.718
     Quarter Ended September 30, 2000              0.90          0.61
      (through August 14, 2000)

     The liquidity of our common stock may be limited, and the reported price quotes may not be indicative of prices that could be obtained in actual transactions. On August 11, 2000, the high and low sale prices for our common stock on the NASDAQ OTC
Bulletin Board were $0.75 and $0.875, respectively.

                            Dividends

     No dividends have been paid on our common stock, and we do not have retained earnings from which to pay dividends. We accrued cumulative preferred dividends of $1,442,345, $2,861,301 and $423,530 in 1999, 1998 and 1997, respectively. Of this amount, $39,502 was paid in 1999 and $165,008 was paid in 1998 by the issuance of shares of common stock in connection with the conversion of a portion of the preferred stock. All cumulative dividends with respect to our preferred stock would be required to be paid prior to our declaring or paying any dividend on our common stock. Even if we were able to generate the necessary earnings, it is not anticipated that dividends will be paid in the foreseeable future, except to the extent required by the terms of the cumulative preferred stock currently issued and outstanding.

          Outstanding Shares and Number of Shareholders

     As of the date of this prospectus, the number of shares of common stock outstanding was 104,786,979, held by an estimated 2,000 beneficial owners. In addition, as of the same date, we are obligated to issue common shares to Stephen Jeu and Susan Calvo pursuant to governing settlement documents. We have reserved 31,892,858 shares of common stock for issuance upon exercise of options and warrants that have been or may be granted.

                         USE OF PROCEEDS

     The EuroGas Shares

 Unless the applicable prospectus supplement states otherwise, we intend to use net proceeds from the sale of the Shares, following the payment of any placement agent or underwriting fees, legal costs, and other offering expenses, for each of the following:

       Use                                     Estimated Cost
       --------------------------------        --------------
       Payment of Offering Expenses                $40,000
       Working capital, general                 $9,800,000(1)
       corporation expenses and possible
       future acquisitions

     (1) We have estimated the amount of proceeds we will receive by assuming the sale of all 12,000,000 EuroGas
     Shares at $0.82 per Share, the last reported sales price of a share of common stock on the NASDAQ OTC Bulletin Board on August 11, 2000. The actual proceeds from the offer and sale of the EuroGas Shares will vary, and may vary materially, from such estimated amount.

Working capital, general, corporation and acquisition expenses may include the use of up to $5,000,000 of proceeds to fund our conditional commitment to loan Goltech $3,000,000 and to purchase a minority interest in Goltech. If EuroGas determines that a material part of the proceeds are to be used to finance the acquisition of another business, EuroGas will identify in a prospectus supplement the identity of such businesses, the status of any negotiations with respect to the acquisition and, if pro forma financial statements reflecting such transaction are required by Regulation S-X promulgated under the Securities Act, additional information about the business being acquired and the terms of the proposed transaction.

Pending utilization of the net proceeds of the offering, we intend to make temporary investments in an interest-bearing demand account or short-term, interest-bearing securities. We anticipate that we will incur costs of approximately $40,000 in connection the offering, including filing fees, transfer agent costs, printing costs, listing fees, and legal and accounting fees, all of which will be paid by us.

     The Selling Shareholder Shares

     We will not receive any proceeds from the sale of the Selling Shareholder Shares by the selling shareholders.

                            DILUTION

     Our net tangible book value applicable to common stock as of June 30, 2000 was approximately $34,642,000, or $0.33 per share.
Net tangible book value applicable to common stock is the remaining tangible book value after deducting the book value of the preferred stock outstanding.

      Our pro forma net tangible book value applicable to the common stock as of June 30, 2000 was approximately $35,082,000 or $0.33 per share of common stock. Pro forma adjustments have been made assuming the issuance of 1,250,000 shares of common stock related to a settlement agreement of $0.35 per share. Pro forma net tangible book value per share is determined by dividing the amount of our pro forma tangible assets less total liabilities by the pro forma number of shares of common stock outstanding.

     After giving effect to the issuance of the 12,000,000 shares of common stock that may be offered by us at an assumed public offering price of $0.67 per share, net of estimated offering expenses payable by us, the exrcise of 3,950,000 options from selling shareholders at a weighted average exercise price of $0.46 per share, and the application of the estimated net proceeds from this offering, our pro forma as adjusted net tangible book value applicable to common stock as of June 30, 2000 would have been approximately $45,494,000 or $0.37 per share. This represents an immediate increase in pro forma net tangible book value to our existing stockholders of $0.04 per share and an immediate dilution to purchasers in this offering of $0.30 per share. Dilution in net tangible book value per share represents the difference between the amount paid per share by purchasers of shares of common stock in this offering and the pro forma as adjusted net tangible book value per share of common stock immediately after the completion of this offering.
If the initial public offering price is higher or lower, the dilution to purchasers in this offering will be greater or less, respectively.

     The following table illustrates this per share dilution:

      Assumed initial public offering price per share               $0.67

      Pro forma net tangible book value per share at
       June 30, 2000                                         $0.33
      Increase in pro forma net tangible book value per
       share attributable to this offering                    0.04
                                                             -----
      Pro forma as adjusted net tangible book value per
       share after this offering                                     0.37
                                                                    -----
      Dilution per share to new investors                           $0.30
                                                                    =====

                      SELLING SHAREHOLDERS

   Of the Shares, the 12,000,000 EuroGas Shares will be offered and sold by EuroGas. The 9,000,000 Selling Shareholder Shares are to be sold by persons who are existing shareholders of EuroGas or have been granted options, warrants or other rights to purchase or receive shares of our common stock.
          Beneficial Ownership of Selling Shareholders

     The table on the page that follows sets forth, as of the date of this prospectus:

     .    the name of each selling shareholder,

     . certain beneficial ownership information with respect to the selling shareholders,

     . the number of Shares that may be sold from time to time by each selling shareholder pursuant to this prospectus, and

     . the amount (and, if one percent or more, the percentage) of common stock to be owned by each selling shareholder if all Shares are sold.

     Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock that are issuable upon the exercise of outstanding options, warrants or other purchase rights, to the extent exercisable within 60 days of the date of this prospectus, are treated as outstanding for purposes of computing each selling shareholder's percentage ownership of outstanding common stock.

                                                                               Shares Beneficially
                                    Beneficial Ownership                      Owned Upon Completion
                                      Prior to Offering                        of the Offering(1)
                                  --------------------------    Number        ---------------------
                                   Number of                   of Shares       Number
Beneficial Owner                     Shares       Percent(2)  Being Offered   of Shares  Percent(2)
------------------------          --------------  ----------  --------------  ---------  ----------
Finance & Credit                    7,500,000(4)       7%        6,700,000(4)    800,000      *
Development Corporation,
Ltd. (3)
Stephen Jeu and Susanna Calvo       1,250,000(5)     1.1%        1,250,000(5)          0       --

Andrew Andraczke                      350,000(6)       *           350,000(6)          0       --

Armando Ulrich                        350,000(7)       *           350,000(7)          0       --

Dr. Gregory Fontana                   250,000(8)       *           250,000(8)          0       --

KUKUI, Inc.                           100,000          *           100,000             0       --

All Selling Shareholders
 as a group                         9,800,000        8.9%        9,000,000       800,000       *


* Represents less than one percent of the outstanding shares of common stock.

(1) Assuming the sale by each selling shareholder of all of the Selling Shareholder Shares offered hereunder by such selling shareholder. There can be no assurance that any of the Selling Shareholder Shares or other Shares offered hereby will be sold.
(2) The percentages set forth above have been computed assuming the number of shares outstanding equals the sum of (a) 104,786,979, which is the number of shares of common stock actually outstanding as of the date of this prospectus, and
     (b) shares of common stock subject to options, warrants and other purchase rights held by the person(s) with respect to which such percentage is calculated.
(3) FCDC intends to distribute some or all of its Shares to its partners, including Michael Ilgen, who may sell such Shares into the public market by means of this prospectus.
(4) Includes the 3,000,000 shares of stock subject to the option granted to FCDC under our settlement agreement with FCDC.
(5) Includes 1,000,000 shares of common stock representing the Shares issuable by us pursuant to a settlement agreement requiring us to issue to Mr. Jeu and Ms. Calvo, a married couple, shares of our common stock with a market value of $440,000 on the date of issuance, which is expected to be the effective date of the registration statement to which this prospectus relates. The actual number of Shares that will be issued to Mr. Jeu and Ms. Calvo pursuant to such agreement will vary, and may vary materially, from (but not exceed) the 1,000,000 shares registered with respect to such agreement. In addition, such number includes 250,000 shares of common stock issuable by us upon exercise of an option to purchase common stock held by Mr. Calvo and Ms. Jeu.
(6) Includes shares subject to a presently exercisable option to purchase 350,000 shares of common stock.
(7) Includes shares subject to a presently exercisable option to purchase 350,000 shares of common stock.
(8) Includes shares subject to a presently exercisable option to purchase 250,000 shares of common stock.

     There can be no assurance that any of the Shares will be issued to the selling shareholders in satisfaction of the claims they hold against the Company or that any of the Shares offered hereby will be sold. We believe the persons named in the table have sole voting and investment power with respect to all Selling Shareholder Shares shown as beneficially owned by them, subject to community property laws, where applicable.

     Pursuant to Rule 416 of the Securities Act, this prospectus and the registration statement of which it is a part cover a presently indeterminate number of shares of common stock issuable upon the occurrence of a stock split, stock dividend, or other similar transaction.

                      Mr. Jeu and Ms. Calvo

     In January 1999, Stephen Jeu and Susanna Calvo initiated an action in District Court, Harris County, Texas, 55th Judicial District, asserting claims against EuroGas stemming from an alleged breach of contract. On or about November 1, 1999, we entered into a settlement agreement with Mr. Jeu and Ms. Calvo pursuant to which we are required to make specified cash payments to Mr. Jeu and Ms. Calvo and to issue to Mr. Jeu and Ms. Calvo shares of common stock having a market value of $440,000 on the date of issuance in a private placement exempt from the registration under the Securities Act. Such issuance is expected to occur on the effective date of the registration statement of which this prospectus is a part. The Selling Shareholder Shares include the Shares, up to a maximum of 1,000,000 shares, that are issued to Mr. Jeu and Ms. Calvo pursuant to such settlement agreement.

     For purpose of this prospectus, we have conservatively estimated that 1,000,000 (approximately 139% of the 721,311 Shares that would be issuable were such issuance to have occurred on July 31, 2000) Shares will be issued to Mr. Jeu and Ms. Calvo Pursuant to such settlement agreement. The actual number of shares of common stock issued to Mr. Jeu and Ms. Calvo in satisfaction of our obligation to them will likely differ, and may differ materially, from such estimated number.

     In addition, pursuant to the settlement agreement, EuroGas agreed to amend a Stock Option agreement dated March 20, 1995 granted to Mr. Calvo and Ms. Jeu and to register for resale under the Securities Act the shares of common stock issuable upon exercise of the option. As amended, the option grants the holder the right to purchase 250,000 shares of common stock at an exercise price of $1.00 on any date on or before December 31, 2004. The option contains standard antidilution provisions providing for an adjustment of the number of shares issuable upon exercise of such option upon the occurrence of a stock split,
stock dividend, or other similar transaction.   The Selling
Shareholder Shares include the Shares issuable upon the exercise of the option and, pursuant to Rule 416 of the Securities Act of 1933, as amended, a presently indeterminate number of shares of our common stock issuable with respect to such option upon the occurrence of a stock split, stock dividend, or other similar transaction.

                           KUKUI, Inc.

     Since 1996, KUKUI, Inc., the Unsecured Creditors Trust of the Bankruptcy Estate of McKenzie Methane Corporation (McKenzie Methane Corporation was an affiliate of the former owner of Pol-
Tex), the Trustees of the Estate of Bernice Pauahi Bishop and various related parties (collectively "KUKUI") have initiated various actions against EuroGas related to our purchase of the entities that hold our interest in the Pol-Tex methane gas concession in Poland. On or about December 3, 1999, we signed a settlement agreement with KUKUI settling such litigation. That settlement, in part, requires us to make specified cash payments each month during the 2000 fiscal year and to issue 100,000 shares of common stock to KUKUI. The Selling Shareholder Shares include the 100,000 Shares issued pursuant to such settlement agreement.

         Finance & Credit Development Corporation, Ltd.

     On March 16, 2000, the United States District Court, District of Utah, Central Division entered a default judgment against EuroGas, and in favor of Finance & Credit Development Corporation, Ltd. ("FCDC"), in the amount of $19,773,113, in a case styled Finance & Credit Development Corporation Ltd., an Ireland Corporation vs. EuroGas, Inc., a Utah corporation, Case No. 2:00VC-1024K. On June 16, 2000, we entered into a memorandum of understanding, with FCDC in satisfaction of its default judgment. In consideration for FCDC's stipulation to vacate its default judgment and to enter into mutual releases, we agreed to do the following:

  .    issue to FCDC 3,700,000 shares of our common stock,

  . grant FCDC an option to purchase up to 3,000,000 shares of our common stock at an exercise price of $.65 during a 30 day period commencing June 30, 2001, and

  . guarantee that the market price of the shares of our common stock issuable upon exercise of the option would be $3.00 per share on the date of exercise by compensating FCDC in cash or by additional shares of our common stock in an amount equal to the difference between $3.00 and the market price of our common stock on the date of exercise,

  . guarantee that the value of the shares of our common stock issuable upon exercise of the option will retain their value throughout the period during which FCDC is permitted to liquidate the shares by compensating FCDC in cash or by additional shares of our common stock, with respect to the 400,000 shares FCDC is permitted to sell and deemed to have sold during every month, in an amount equal to the difference between $3.00 per share and the sum of the market price of such share and the per-share amount received pursuant to the above-described exercise date top-up requirement,

  . cause our subsidiary EuroGas GmbH to back up our guarantee by pledging its stock in Rima Muran S.R.O., which indirectly holds a 24% interest in a talc deposit in Slovakia,

  . nominate and use best efforts to elect a designee of FCDC to serve on our board of directors,

  . register for resale all of the shares of our common stock issuable to FCDC pursuant to the settlement agreement.

The Selling Shareholder Shares include the 3,700,000 shares of our common stock issued pursuant to the memorandum of understanding, the 3,000,000 shares of our common stock issuable upon exercise of the option and, pursuant to Rule 416 of the Securities Act of 1933, as amended, a presently indeterminate number of shares of our common stock issuable with respect to such option upon the occurrence of a stock split, stock dividend, or other similar transaction. The Selling Shareholder Shares do not include shares of our common stock, if any, issuable in connection with our guarantee of the value of the common stock issuable upon exercise of such option.

                      Option Holder Shares

     On October 22, 1999, we granted the following number of options to purchase shares of our common stock to the following directors, employees and consultants:


          Name            Relationship to Us     No. of Options
          ----------      ------------------     --------------
          Andrew          Director and           350,000
          Andraczke       Employee
          Dr. Gregory     Director               250,000
          Fontana
          Armando Ulrich  Consultant             350,000


     The strike price for each of these options is $0.45 per share, and they expire on October 22, 2009. Mr. Ulrich received the options as consideration for past consulting services he has provided to us. Messrs. Andraczke and Fontana were granted their options in order to reward their past service and in order to further align their interests with the interests of our shareholders. These options contain standard anti-dilution provisions providing for an adjustment of the number of shares issuable upon exercise of the options upon the occurrence of a stock split, stock dividend or similar transaction. The Selling Shareholder Shares include the Shares issuable upon the exercise of these options.


                      PLAN OF DISTRIBUTION
                       The EuroGas Shares

     We may sell the EuroGas Shares (a) through placement agents
(b) through underwriters or dealers, (c) through brokers or (d) directly to one or more purchasers.

Placement Agents. The EuroGas Shares may be sold through placement agents designated by us. The placement agents will agree to act in good faith to assist us in soliciting purchases for the period of their appointment in exchange for a commission that will be negotiated at the time of their engagement.

Underwriters. If underwriters are used in the sale of the EuroGas Shares, we anticipate that the EuroGas Shares will be acquired by underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price, or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Any offering price and any discounts or concessions allowed or paid to dealers may be changed from time to time.

Brokers. If brokers are used in the sale of the EuroGas Shares, we anticipate that the EuroGas Shares will be sold by the brokers through market makers and in directly negotiated transactions at the current market price reported on the OTC Bulletin Board or Frankfurt Stock Exchange or at a discount from the current market
price.   Such brokers will receive a commission that will be
negotiated at the time of their engagement.

Direct Sales.   We may directly sell the EuroGas Shares.  In this
case, no underwriters, brokers or agents would be involved.

General Information. Underwriters, dealers, brokers and agents that participate in the distribution of the Shares may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the EuroGas Shares by them may be treated as underwriting discounts and commissions under the Securities Act. If we enter into a material arrangement with an underwriter, dealer, broker or agent for the sale of Shares, we will file a prospectus supplement, if required pursuant to Rule 424 under the Securities Act of 1933, setting forth:

  . the name of each of the participating underwriters, dealers, brokers and agents,

  .    the number and type of Shares involved,

  . the price at which the Shares are to be offered and sold (or general method by which such price will be determined),

  . the commissions, discounts, or other fees allowed to the participating underwriters, dealers, brokers and agents, where applicable,

  .    any other facts material to the transaction.


     We may have agreements with the underwriters, brokers, dealers, or agents to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payment which the underwriters, dealers or agents may be required to make. Underwriters, brokers dealers, and agents may engage in transactions with, or perform services for, us in the ordinary course of their businesses.

     In order to comply with the securities laws of certain states, if applicable, the EuroGas Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the EuroGas Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available.

                 The Selling Shareholder Shares

     The Selling Shareholders Shares offered by this prospectus may be sold from time to time by the selling shareholders, who consist of the persons named as "selling shareholders" above and those persons' pledgees, assigns, donees, transferees or other successors in interest. The selling shareholders may sell the Selling Shareholder Shares on the NASDAQ OTC Bulletin Board, Frankfurt Exchange, or otherwise, at market prices or at negotiated prices. They may sell Selling Shareholder Shares by one or a combination of the following:

     . a block trade in which a broker or dealer so engaged will attempt to sell the Selling Shareholder Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     . purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

     . ordinary brokerage transactions and transactions in which a broker solicits purchasers;

     . an exchange distribution in accordance with the rules of such exchange;

     .    privately negotiated transactions;

     .    short sales;

     . if such a sale qualifies, in accordance with Rule 144 promulgated under the Securities Act rather than pursuant to this prospectus;

     .    any other method permitted pursuant to applicable law.

     In making sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from such selling shareholders in amounts to be negotiated prior to the sale. Such selling shareholder and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any proceeds or commissions received by them, and any profits on the resale of Selling Shareholder Shares sold by broker-dealers, may be deemed to be underwriting discounts and commissions. If a selling shareholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of Selling Shareholder Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required pursuant to Rule 424 under the Securities Act, setting forth:

     .    the name of each of the participating broker-dealers,

     .    the number of Selling Shareholder Shares involved,

     . the price at which the Selling Shareholder Shares are to be offered and sold,

     . the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;

     . a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

     .    any other facts material to the transaction.

     We have not retained any underwriter, broker or dealer to facilitate the offer or sale of the Selling Shareholder Shares offered hereby. We will pay no underwriting commissions or discounts in connection therewith, and we will not receive any proceeds from the sale of the Selling Shareholder Shares.

     We are paying the expenses incurred in connection with preparing and filing this prospectus and the registration statement to which it relates, other than selling commissions of the selling shareholders. In addition, in the event a selling shareholder effects a short sale of common stock, this prospectus may be delivered in connection with such short sale and the Selling Shareholder Shares offered by this prospectus may be used to cover such short sale. To the extent, if any, that a selling shareholder may be considered an "underwriter" within the meaning of the Securities Act, the sale of the Selling Shareholder Shares by it shall be covered by this prospectus. There can be no assurance that the selling shareholders will receive, offer or sell the Selling Shareholder Shares.

                      DESCRIPTION OF SHARES

     The Articles of Incorporation of EuroGas currently authorize the issuance of up to 325,000,000 shares of common stock and 3,661,968 shares of Preferred Stock. Our common stock is currently listed on the NASDAQ OTC Bulletin Board. Our board of directors can authorize the issuance of additional shares of any class of capital stock, up to the amount of the authorized capital set forth in the articles of incorporation, without further action by or approval of our shareholders.

     The holders of our common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. The holders of our common stock do not have cumulative voting rights and, therefore, a majority of the shares represented, in person or by proxy, at a meeting of shareholders at which a quorum is present are able to elect all members of the board of directors then standing for election, and if they do so, minority shareholders would not be able to elect any members to the board of directors.

     The holders of our common stock have no preemptive rights to acquire additional shares of common stock or other securities. Our common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of EuroGas, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities of EuroGas and the payment of any liquidation preferences.

     Our common stock is subject to any voting, dividend, or liquidation preferences that may be established by the board of directors of EuroGas in designating a class of preferred stock. We currently have outstanding shares of Preferred Stock with rights, privileges, and preferences superior to those of the common stock.

     The holders of our common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends, subject to the preferential rights of the holder of outstanding Preferred Stock. We have not paid dividends with respect to common stock. Management anticipates retaining any potential earnings for working capital and investment in growth and expansion of the business of EuroGas and does not anticipate paying dividends on the common stock in the foreseeable future.

                          LEGAL MATTERS

     The validity of the shares of common stock being offered hereby is being passed upon for us by Parr Waddoups Brown Gee &
Loveless.

                             EXPERTS

     The consolidated balance sheets of the company as of December 31, 1999 and 1998 and the consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999, included in the company's Annual Report as amended by Amendment No. 2 on Form 10-K/A for the year ended December 31, 1999 filed with the SEC on August 11, 2000, and incorporated by reference in this prospectus have been included herein in reliance on the report of Hansen, Barnett and Maxwell, independent certified public accountants, given on the authority of that firm as experts in auditing and accounting.

                        SUBSEQUENT EVENTS

                   Proposed Beaver River Sale

       We hold a 15% interest in the "Beaver River" natural gas project, which is an attempt to reestablish commercial production in an old Amoco field; however, we are presently negotiating an agreement pursuant to which we expect to return such 15% interest to the former owners in exchange for the return of the shares of common stock issued to purchase such interest.

       Memorandum of Understanding Settling FCDC Judgment

     On March 16, 2000, the United States District Court, District of Utah, Central Division entered a default judgment against EuroGas, and in favor of Finance & Credit Development Corporation, Ltd. ("FCDC"), in the amount of $19,773,113, in a case styled Finance & Credit Development Corporation Ltd., an Ireland Corporation vs. EuroGas, Inc., a Utah corporation, Case No. 2:00VC-1024K. On or about June 16, 2000, we entered into a memorandum of understanding, with FCDC in satisfaction of its default judgment. The material terms of such memorandum of understanding are set forth in "Selling Shareholders - Finance of Credit Development Corporation, Ltd."

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     As permitted by SEC rules, this prospectus does not contain all of the information that prospective investors can find in the Registration Statement or the exhibits to the Registration Statement. The SEC permits us to incorporate by reference into this prospectus information filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except as superseded or modified by information contained directly in this prospectus or in a subsequently filed document that also is (or is deemed to be) incorporated herein by reference.

     This prospectus incorporates by reference the documents set forth below that the Company (File No. 33-1381-D) has previously filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These documents contain important information about the Company and its financial condition.

     (a) Our Annual Report on Form 10-K for the year ended December 31, 1999, filed with the SEC on April 14, 2000, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on May 1, 2000, as further amended by Amendment No. 2 on Form 10-K/A filed with the SEC on August 11, 2000.

     (b)  Our Quarterly Report on Form 10-Q for the quarter ended
March 31, 2000, filed with the SEC on May 15, 2000, as amended by Amendment No. 1 on Form 10-Q/A filed with the SEC on August 11,
2000.

     (c)  Our Quarterly Report on Form 10-Q for the quarter ended
June 30, 2000, as filed with the SEC on August 17, 2000.

     (d) The description of our shares of common stock contained in the Form 8-A we filed with the SEC on March 6, 1995, including any amendment or report filed under the Exchange Act for the purpose of updating such description.

We hereby incorporate by reference all reports and other documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

               WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that the we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet site (http://www.sec.gov) that makes available to the public reports, proxy statements, and other information regarding issuers, such as EuroGas, that file electronically with the SEC.

     In addition, we will provide, without charge, to each person to whom this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the foregoing documents (other than exhibits to such documents which are not specifically incorporated by reference in such documents).
Please direct written requests for such copies to our shareholder relations firm at WPH Consultants, 80 Broad Street, New York, New York 10004, Attention: Phillip Niemetz. Telephone requests may be directed to such office at (212) 785-2626.

------------------------------------------   -----------------------------
We have not authorized any dealer,
salesperson or other person to give any
information or represent anything not
contained in this prospectus. This                     21,000,000
prospectus does not offer to sell or buy
any securities in any jurisdiction where         Shares of Common Stock
it is unlawful. The information in this
prospectus is current as of August 14, 2000.
       ---------------------------



          SUMMARY
    TABLE OF CONTENTS                                  EUROGAS, INC.

(For a more detailed Table of Contents, see
page 2)                                                COMMON STOCK

          Heading             Page
          -------             ----

Table of Contents               2

About this Prospectus           4

Prospectus Summary              4

Forward-Looking Statements      9

Risk Factors                    9                 ---------------------------

The Common Stock and                                       Prospectus
  Shareholders                 16
                                                  ---------------------------
Use of Proceeds                18

Dilution                       18
                                                         August 17, 2000
Selling Shareholders           19

Plan of Distribution           24

Description of Shares          27

Legal Matters                  27

Experts                        27

Subsequent Events              28

Incorporation of Certain       29

Where You Can Find More        29

     -------------------

-----------------------------------     ---------------------------------

                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth the various expenses of the offering, sale and distribution of the Shares being registered pursuant to this registration statement (the "Registration Statement"). All of the expenses listed below will be borne by the Company. All of the amounts shown are estimates except the SEC registration fees.

          Item                                  Amount
          ----                                  ------
          SEC Commission registration fees      $ 3,493

          Accounting fees and expenses          $10,000

          Legal fees and expenses               $12,000

          Blue Sky fees and expenses            $ 5,000

          Printing Expenses                     $ 5,000

          Miscellaneous Expenses                $ 4,507

                                        Total:  $40,000

Item 15.  Indemnification of Directors and Officers

     The Company's articles of incorporation provide that officers and directors of the Company shall be indemnified to the maximum extent permitted by law. The provisions of the Utah
Revised Business Corporation Act (the "Revised Act") are, and provide, as follows:

     Section 16-10a-902 ("Section 902") of the Revised Act provides that a corporation may indemnify any individual who was, is, or is threatened to be made a named defendant or respondent (a "Party") in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), because he is or was a director of the corporation or, while a director of the corporation, is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or other person or of an employee benefit plan (an "Indemnifiable Director"), against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty, fine or reasonable expenses (including attorneys' fees), incurred in the Proceeding if his conduct was in good faith, he reasonably believed that his conduct was in, or not opposed to, the best interests of the corporation, and, in the case of any criminal Proceeding, he had no reasonable cause to believe his conduct was unlawful; provided however, that, pursuant to Subsection 902(4), (i) indemnification under Section 902 in connection with a Proceeding by or in the right of the corporation is limited to payment of reasonable expenses (including attorneys' fees) incurred in connection with the Proceeding and (ii) the corporation may not indemnify an Indemnifiable Director in connection with a Proceeding by or in the right of the corporation in which the Indemnifiable Director was adjudged liable to the corporation, or in connection with any other Proceeding charging that the Indemnifiable Director derived an improper personal benefit, whether or not involving action in his official capacity, in which Proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

     Section 16-10a-903 ("Section 903") of the Revised Act provides that, unless limited by its articles of incorporation, a corporation shall indemnify an Indemnifiable Director who was successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue or matter in the Proceeding, to which he was a Party because he is or was an Indemnifiable Director of the corporation, against reasonable expenses (including attorneys' fees) incurred by him in connection with the Proceeding or claim with respect to which he has been successful.

     In addition to the indemnification provided by Sections 902 and 903, Section 16-10a-905 ("Section 905") of the Revised Act provides that, unless otherwise limited by a corporation's articles of incorporation, an Indemnifiable Director may apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction. On receipt of an application and after giving any notice the court considers necessary, (i) the court may order mandatory indemnification under Section 903, in which case the court shall also order the corporation to pay the director's reasonable expenses to obtain court-ordered indemnification, or (ii) upon the court's determination that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances and regardless of whether the director met the applicable standard of conduct set forth in Section 902 or was adjudged liable as described in Subsection 902(4), the court may order indemnification as the court determines to be proper, except that indemnification with respect to certain Proceedings resulting in a director being found liable as described in Subsection 902(4) is limited to reasonable expenses (including attorneys' fees) incurred by the director.

     Section 16-10a-904 ("Section 904") of the Revised Act provides that a corporation may pay for or reimburse the reasonable expenses (including attorneys' fees) incurred by an Indemnifiable Director who is a Party to a Proceeding in advance of the final disposition of the Proceeding if (i) the director furnishes the corporation a written affirmation of his good faith belief that he has met the applicable standard of conduct described in Section 902, (ii) the director furnishes to the corporation a written undertaking, executed personally or in his behalf, to repay the advance if it is ultimately determined that he did not meet the required standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification.

     Section 16-10a-907 of the Revised Act provides that, unless a corporation's articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court ordered indemnification under Section 905, in each case to the same extent as an Indemnifiable Director, (ii) the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as an Indemnifiable Director, and (iii) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not an Indemnifiable Director to a greater extent than the right of indemnification granted to Indemnifiable Directors, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy as expressed in the Securities Act and, therefore, is unenforceable.

Item 16.  Exhibits.

The following exhibits required by Item 601 of Regulations S-K promulgated under the Securities Act have been included herewith or have been filed previously with the SEC as indicated below.


 Exhibit
 Number       Title of Document                     Location
-------  -------------------------            ----------------------
 4.1     Articles of Incorporation            Registration Statement
                                              on  Form S-18, File
                                              No. 33-1381- D.*

 4.2     Amended Bylaws                       Annual Report on
                                              Form 10-K for the
                                              fiscal year ended
                                              September 30, 1990.*

  5      Opinion Re Legality                  Filed herewith.


 23.1    Consent of Hansen Barnett
         & Maxwell                            Filed herewith.

 23.2    Consent of Parr Waddoups Brown       Included in Exhibit No. 5
          Gee & Loveless

  24     Power of Attorney                    Registration Statementon
                                              Form S-3, File No. 333-40262,
                                              filed June 28, 2000.*

*Incorporated by Reference.

Item 17.  Undertakings.

(a)  The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake, State of Utah, on August 8, 2000.

                                   EUROGAS INC.

                                   By:  /s/   Karl  Arleth
                                        ------------------------------
                                        Karl Arleth, President & Chief
                                          Executive Officer


           POWER OF ATTORNEY AND ADDITIONAL SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


     Signature                     Title                              Date
----------------------   -----------------------------------     --------------
 /s/ Karl Arleth
----------------------   President, Chief Executive Officer,     August 17, 2000
Karl Arleth               Director, and  Interim Chief Financial
                          Officer (Principal Executive Officer,
                          Principal Financial and Accounting
                          Officer)


/s/ Gregory Fontana*      Director                               August 17, 2000
---------------------
Gregory Fontana


/s/ Andrew Andraczke*     Director                               August 17, 2000
---------------------
Andrew Andraczke

* By:     /s/ Karl Arleth
          ---------------
          Karl Arleth, Attorney-in-Fact

                                EXHIBIT INDEX

The following exhibits required by Item 601 of Regulations S-K promulgated under the Securities Act have been included herewith or have been filed previously with the SEC as indicated below.


Exhibit       Title of Document                     Location
Number
--------   ------------------------           ---------------------
 4.1       Articles of Incorporation          Registration
                                              Statement
                                              on  Form S-18,
                                              File No.   33-1381- D.*

 4.2     Amended Bylaws                       Annual  Report
                                              on Form 10-K  for
                                              the fiscal year
                                              ended September 30, 1990.*

  5      Opinion Re Legality                  Filed herewith.


 23.1    Consent of Hansen Barnett &          Filed herewith.
          Maxwell

 23.2    Consent of Parr Waddoups Brown       Included In Exhibit No. 5
          Gee & Loveless

  24     Power of Attorney                    Registration Statementon
                                              Form S-3, File No. 333-40262,
                                              filed June 28, 2000.*

*Incorporated by Reference.